Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Cogdell Spencer Inc., of our report dated April 4, 2008 relating to the consolidated balance sheets of MEA Holdings, Inc. as of December 31, 2007 and 2006 the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007 and to reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
July 10, 2008